Exhibit 5.1

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Washington, DC
December 3, 2007
Fresenius Medical Care AG & Co. KGaA
Else-Kröner Strasse 1
61352 Bad Homburg. v.d.H.
Germany

RE:	Registration Statement on Form F-4
File No.: 56176174-11
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form F-4 (the “Registration Statement”) to be filed by Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (the “Company”), FMC Finance III S.A., a Luxembourg corporation (the “Issuer”), Fresenius Medical Care Holdings, Inc., a New York Corporation (“FMCH”) and Fresenius Medical Care Deutschland, a German private limited company (“D-GmbH” and, together with FMCH, the “Guarantor Subsidiaries”), relating to the public offer and sale in the exchange offer described in the Registration Statement of:
(i)	$500,000,000 aggregate principal amount of the Issuer’s 6 7/8% Senior Notes due 2017 (the “Notes”) to be issued by the Issuer in exchange for a like amount of “restricted notes” pursuant to the “exchange offer” (as such terms are used in the Registration Statement) and guaranteed by the Company and the Guarantor Subsidiaries; and

(ii)	Guarantees (individually, a “Guarantee” and, collectively, the “Guarantees) of the Notes by the Company and each of the Guarantor Subsidiaries.
The Notes and the Guarantees are hereinafter referred to collectively as the “Registered Securities.”
We have also examined the Indenture dated as of July 2, 2007 among the Company, the Issuer, and the Guarantor Subsidiaries and U.S. Bank National Association, as Trustee, including the form of Note and the form of Guarantee contained therein, under which the restricted notes and guarantees of the restricted notes were issued and under which the Notes and the Guarantees will be issued.
We have assumed that (i) the Issuer, the Company and D-GmbH have each been duly formed or incorporated and are validly existing and in good standing under the laws of their respective jurisdictions of formation or incorporation; (ii) all corporate proceedings taken by the Issuer in connection with the authorization, registration, valid issuance and sale of the restricted notes and the Notes have been duly taken by the Issuer, and (iii) all corporate

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proceedings taken by the Company and D-GmbH in connection with the authorization, registration, valid issuance and sale of their respective guarantees of the restricted notes and their respective Guarantees have been and duly taken by the Company and D-GmbH. We are familiar with the proceedings taken by FMCH in connection with the authorization, issuance and sale of its guarantee of the restricted notes and the authorization, registration, issuance and sale of its Guarantees.
It is our opinion that, subject to the assumptions set forth above:
1.	The Guarantees of FMCH have been duly authorized by all necessary corporate action on the part of FMCH.

2.	Upon (a) execution of the Notes by the Issuer and due authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee in the manner contemplated by the Indenture and (b) issuance and sale of the Registered Securities in the exchange offer in the manner referred to in the Registration Statement, the Notes will constitute the valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

3.	Upon (a) due execution of the Notes by the Issuer and due authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee in the manner contemplated by the Indenture, (b) due execution of the Guarantees by the Company and the Guarantor Subsidiaries and (c) issuance and sale of the Registered Securities in the exchange offer in the manner referred to in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Company and the Guarantor Subsidiaries, enforceable in accordance with their terms.
The opinions expressed in paragraphs 2 and 3 above as to the enforceability of the Notes and the Guarantees are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law, (iv) public policy considerations, statutes or court decisions that may limit a party’s right to obtain indemnification against its own negligence, willful misconduct or unlawful conduct, and (v) the unenforceability under certain circumstances of broadly or vaguely stated waivers of rights granted by law where the waivers are against public policy or prohibited by law.
The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations

Fresenius Medical Care AG & Co. KGaA	Page 2
December 3, 2007

or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus forming a part thereof.

Very truly yours,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP

Fresenius Medical Care AG & Co. KGaA December 3, 2007	Page 3